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                                                                    EXHIBIT 99.2
                               FIRST AMENDMENT TO
                       TRANS LEASING INTERNATIONAL, INC.
                                  SAVINGS PLAN
             (AS AMENDED AND RESTATED EFFECTIVE AS OF JULY 1, 1994)


     WHEREAS, Trans Leasing International, Inc. (the "Company") maintains the Trans Leasing International, Inc. Savings Plan (As Amended and Restated Effective as of July 1, 1994) (the "Plan") by and between the Company and Richard Grossman (the "Trustee") for the benefit of its eligible employees; and

     WHEREAS, the officers of the Company have recommended that the Plan be amended to include a Company Stock Fund;

     NOW THEREFORE, pursuant to the amending powers reserved to this Company under Section 7.1 of the Plan, the Plan be, and it hereby is, amended in the following respects effective as of October 1, 1995:

     1.  By substituting the following for subsection 1.72 of the Plan:

          "'Trustee' or 'Trustees' means (i) the Plan Trustee and (ii) every other trustee as may be from time to time appointed to hold and invest any portion of the assets of the Plan including, but not limited to, the Company Stock Fund described in subsection 3.15(h) pursuant to the Trust."

     2.   By substituting the following for subsection 1.73 of the Plan:

          "'Trust Fund' means the assets of the Plan and Trust as they are invested pursuant to subsection 3.15."

     3.   By adding the following subsection 3.15(h):

          "(h) Special Company Stock Provisions. The provisions of this subsection 3.15(h) govern the Company Stock Fund. The Company Stock Fund is defined as a fund designed to be invested primarily in common stock issued by the Company and which is readily tradable on a national securities exchange. The maximum portion a Participant may reallocate into his Company Stock Fund account is 50% of his Account balances, determined at the time the amount is transferred to, or deposited in, such Company Stock Fund account. Further, the maximum portion a Participant may contribute into his Company Stock Fund account is 50% of current Contributions to the Plan in accordance with subsection 3.1. The Company shall have the right to pay from amounts transferred to or deposited in the Company's Stock Funds account any brokerage fees and expenses associated with such transfer and acquisition of Company Stock with such amounts. Further,
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          the Company shall have the right to pay from the Participant's Account balance any brokerage fees and expenses associated with the conversion of such balance to any other investment option and/or cash.

               Within a reasonable time prior to each annual or special meeting of the shareholders of the Company, the Company shall send to each Participant a copy of the proxy soliciting material (including an annual report) for the meeting, together with a form requesting instructions to the Trustee for the Company Stock Fund (the "Company Stock Fund Trustee") on how to vote the proportional number of shares of Company Stock (and any fractional share thereof) attributable to the Participant's interest in the Company Stock fund account. Upon receipt of such instruction, such Trustee shall vote such shares to the extent possible to reflect the direction of such Participants and shall vote the Company Stock attributable to each Participant's interest in the Company Stock fund account for which such Trustee does not receive voting instructions in the same proportion as such Trustee votes the shares of Company Stock which are attributable to Participants' interests in the Company Stock Fund of which such Trustee receive voting instructions. Notwithstanding any provision to the contrary, if a tender or exchange offer is made for a majority of the outstanding shares of Company Stock, a Participant shall direct the Company Stock Fund Trustee as to the disposition of the proportional number of shares of Company Stock attributable to his interest in the Company Stock fund account. If a Participant does not direct the Company Stock Fund Trustee as to the disposition of the Company Stock attributable to his Company Stock fund account within the time specified, such Participant shall be deemed to have timely instructed the Company Stock Fund Trustee not to tender or exchange such shares of Company Stock.

               Additionally, information relating to the purchase, holding and sale of Company Stock and the exercise of Shareholder Rights with respect to such Company Stock by Participants shall be maintained in accordance with procedures designed by the Company Stock Fund Trustee to safeguard the confidentiality of such actions by the Participant, except to the extent necessary to comply with federal laws or state laws.

               The Company reserves the right to file with the Securities Exchange Commission (the "SEC") a Registration Statement on Form S-8 (the "Form S-8") in connection with registration of the shares of common stock of the Company and the participation interests to be offered and sold to the Plan.

     4.   By adding the following as subsection 5.5(f):

          "(f) With regard to the Company Stock Fund accounts, each Terminated Participant or Retired Participant with a Company Stock Fund Account (or if applicable, such Participant's Beneficiary) will receive a distribution in whole shares of Company Stock with any fractional shares paid out in cash."